Exhibit 99.1

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                                                           For Immediate Release
Contact:
Marc Pannoff                        Todd Fromer or Garth Russell
Chief Financial Officer             KCSA Worldwide
Nephros, Inc.                       212-896-1215 / 212-896-1250
Tel: 212-781-5113                   tfromer@kcsa.com / grussell@kcsa.com
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        Nephros Inc. Appoints Bernard Salick, M.D. To Board of Directors
                                      - - -

New York, April 26, 2005 - Nephros, Inc. (AMEX: NEP) announced today that Bernard Salick, M.D., a nephrologist and healthcare entrepreneur, has joined the Company's board of directors, increasing the number of board members to eight.

As the founder, former Chairman and CEO of Salick Health Care, Inc., Dr. Salick developed long-term care concepts and solutions for patients with chronic and catastrophic illness, including cancer and end-stage renal disease ("ESRD"). In 1997, Salick Health Care, Inc. was sold to Zeneca PLC (now Astra-Zeneca) for approximately $500 million.

Currently Dr. Salick, as the Chairman and CEO of Salick Cardiovascular Centers, LLC, is developing comprehensive cardiac centers to provide a broad range of innovative services for the diagnosis and treatment of cardiovascular disease including full diagnostic and treatment services (including those for cerebrovascular, coronary artery, coronary heart and peripheral vascular disease) on an outpatient basis.

Dr. Salick received his M.D. from the University of Southern California. He completed his residency and training in nephrology as a NIH postdoctoral fellow at Cedars-Sinai Medical Center and the University of California, Los Angeles.

"Dr. Salick is a great addition to our Board of Directors. He brings to Nephros a wealth of knowledge as both a practicing physician and entrepreneur," stated Norman Barta, CEO of Nephros. "Throughout his career he has shown an extraordinary commitment to delivering advanced therapies in innovative and cost-effective ways to patients with critical illnesses, including ESRD. We share in his approach and look forward to his valuable contributions as we continue to grow our family of patients worldwide."

Bernard Salick, M.D. commented, "I am pleased to join Nephros' Board of Directors, and assist the Company in advancing cost effective state-of-the-art treatment for patients suffering from ESRD. I look forward to offering my expertise in supporting the Company's growth in the worldwide ESRD marketplace."

About Nephros Inc.
Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End Stage Renal

Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products are designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing treatment methods; particularly with respect to substances known collectively as "middle molecules," due to their molecular weight, that have been found to contribute to such conditions as dialysis related amyloidosis, carpal tunnel syndrome, degenerative bone disease and ultimately, to mortality in the ESRD patient.

Forward Looking Statements
This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding the efficacy and intended utilization of Nephros's technologies under development, are not guarantees of future performance, are based on certain assumptions and are subject to risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors that may cause such differences include the risk that potential products that appeared promising in early research or clinical trials to Nephros do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials, and the risk that Nephros will not obtain appropriate or necessary governmental approvals to market products. More detailed information about Nephros and the risk factors discussed above is set forth in Nephros' filings with the Securities and Exchange Commission, including Nephros's Annual Report on Form 10-KSB filed with the SEC on March 31, 2005. Investors and security holders are urged to read such document free of charge at the Commission's web site at www.sec.gov. Nephros does not undertake an obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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